Exhibit 23.4
January 11, 2010
China Hydroelectric Corporation
25B, New Poly Plaza, No. 1 North Chaoyangmen Street
Dongcheng District, Beijing
People’s Republic of China 100010
Re:	Registration Statement on Form F-1 of China Hydroelectric Corporation (the “Company”)
Ladies and Gentlemen:
          We hereby consent to the Company’s reference to our name in the “Enforceability of Civil Liabilities” section of the Registration Statement on December 8, 2009 Form F-1, as amended, originally filed by the Company with the Securities and Exchange Commission (Registration No. 333-163558). In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Respectfully submitted,

/s/ DLA PIPER HONG KONG
DLA PIPER HONG KONG